SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: August 29, 2008

Internet Capital Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

In June 2008, Internet Capital Group, Inc. (“ICG”) announced that its partner company, Creditex Group Inc. (“Creditex”), had entered into a definitive merger agreement pursuant to which it was to be sold to IntercontinentalExchange, Inc. (“ICE”). On August 29, 2008, the sale of Creditex to ICE was consummated. ICG’s portion of the sale proceeds consisted of 737,471 shares of ICE common stock, 60,440 of which were placed in escrow in connection with the indemnity under the merger agreement. Pending any ICE claims for indemnification, most of the escrowed shares will be released to ICG eighteen months following the closing of the transaction, with the remainder to be released four years after the closing.

As of the close of market on the date of this filing, ICG has sold a total of 327,031 ICE shares for aggregate proceeds of approximately $30 million. ICG intends to sell or enter into hedging arrangements over time with respect to the remaining ICE shares that it holds, taking into account market conditions and its corporate liquidity requirements.

Item 8.01.	Other Events

On September 2, 2008, ICG issued a press release announcing the consummation of the sale of Creditex to ICE. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release issued September 2, 2008 by Internet Capital Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.

Date: September 5, 2008	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued September 2, 2008 by Internet Capital Group, Inc.